RALEIGH BUY/SELL AGREEMENT

     THIS AGREEMENT is made as of November _, 1998, among Raleigh Capital Associates, L.P., a Delaware limited partnership ("Raleigh"), American Real Estate Partners, L.P., a Delaware limited partnership ("AREP"), The St. Joe Company, a Florida corporation ("Purchaser"), and Arvida/JMB Managers, Inc., a Delaware corporation (the "General Partner"), which is the general partner of Arvida/JMB Partners, L.P., a Delaware limited partnership (the "Partnership").

     Raleigh owns 105,955 (the "Raleigh Interests") limited partnership interests, or assignee interests therein, of the Partnership (the "Interests") and claims to own an additional 792 Interests (the "Disputed Interests"). Raleigh desires to either sell all of the Raleigh Interests to Purchaser or commence a cash tender offer for any and all outstanding Interests pursuant to the terms hereunder. The General Partner and Raleigh have agreed upon an orderly process for determining whether, and at what price, Raleigh shall either sell the Raleigh Interests or commence an all cash tender offer for any and all of the Interests (the "Offer").

     If Raleigh elects pursuant to the terms hereof to commence, and closes, the Offer as contemplated in this Agreement, subject to the terms and conditions of this Agreement, the General Partner hereby agrees to transfer to Raleigh in exchange for the consideration set forth herein, pursuant to Section 6.1B of the Amended and Restated Agreement of Limited Partnership of the Partnership (the "Partnership Agreement"), substantially all of its assets, including without limitation (i) its general partnership interest in the Partnership, (ii) that certain net worth note in the principal amount of $20,942,731 issued to the General Partner by Northbrook Corporation, a Delaware corporation, (the "Net Worth Note"), and (iii) its .1% interest as a general partner in Arvida/JMB Partners, a Florida general partnership ("Arvida/JMB"), whereupon Raleigh will succeed to the business of the General Partner and will be admitted to the Partnership as a successor to the General Partner. In connection therewith, the General Partner shall cause the transfer of (x) the associate limited partnership interest in the Partnership of Arvida/JMB Limited Partnership, an Illinois limited partnership ("A/J L.P."), subject to obtaining A/J L.P.'s consent to such transfer, and (y) the associate limited partnership interest in the Partnership of Arvida/JMB Associates, an Illinois general partnership ("A/J") (together with the general partnership interest, the Net Worth Note and other assets of the General Partner, the "GP Assets") to entities designated by Raleigh (the "Associate Limited Partner Assignees") in exchange for the consideration set forth herein. Immediately thereafter, the parties will cause to be filed with the Secretary of State of Delaware an amendment to the Certificate of Limited Partnership of the Partnership reflecting the admission of Raleigh as a general partner. The General Partner will thereupon withdraw from the Partnership and the parties will cause to be filed with the Secretary of State of Delaware a second amendment to the Certificate of Limited Partnership of the Partnership reflecting the withdrawal of the General Partner.

     Subject to the terms and conditions of this Agreement, the Purchaser shall purchase the Raleigh Interests, should Raleigh elect pursuant to the terms hereof to sell the Raleigh Interests. The General Partner has asked its financial advisor, Lehman Brothers Inc. ("Lehman"), for its estimate of the range of the hypothetical liquidation value of an Interest in the Partnership (the "Lehman Estimated Liquidation Value") as of August 31, 1998, which has been determined in a manner consistent with past practice.

     NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained and intending to be legally bound, the parties hereto agree as follows:

     1. Buy/Sell Notice. On a business day on or prior to November 11, 1998, the General Partner and the Purchaser shall deliver to Raleigh by facsimile and overnight courier service written notice (the "Buy/Sell Notice") of a price per Interest, which price shall be within the range of the Lehman Estimated Liquidation Value, reduced by the amount per Interest distributed by the Partnership after August 31, 1998 (other than the distribution of $50 per Interest paid on or about September 10, 1998 (the "September 1998 Distribution") which was taken into account in determining the Lehman Estimated Liquidation Value) (the "Buy/Sell Price"). The Buy/Sell Price, which shall be automatically reduced by the amount per Interest actually distributed by the Partnership (as of the date of such distribution) after the September 1998 Distribution and prior to any applicable Closing hereunder, is the price at which (i) Purchaser is willing to purchase the Raleigh Interests and (ii) the General Partner has determined that, in the absence of another tender offer or change of control transaction at a higher price, it will recommend the Offer to Interestholders who need or want liquidity and will express no opinion and remain neutral with respect to the Offer for all other Interestholders. The Buy/Sell Notice shall also set forth, as of August 31, 1998, the purchase price for all of the GP Assets other than the Net Worth Note (the "GP Assets Purchase Price") which shall be determined by the General Partner in accordance with Exhibit A hereto (whose determination shall be controlling absent manifest error). The Buy/Sell Notice shall include (i) a written statement by Lehman of the Lehman Estimated Liquidation Value as of August 31, 1998, which statement shall include a description, in reasonable detail, of the methodology employed by Lehman in determining such value and a confirmation by Lehman that the Lehman Estimated
Liquidation Value was determined in a manner consistent with past practice, accompanied by a copy of any additional or backup material, if any, provided to the General Partner in connection therewith and (ii) material showing the General Partner's calculation of the GP Assets Purchase Price as of August 31, 1998 in sufficient detail to enable Raleigh to verify the accuracy of such calculation.

     2. Response Notice. (a) By 5:00 p.m., New York time on the twentieth business day after the date on which the Buy/Sell Notice is faxed to Raleigh, Raleigh must deliver to the General Partner and the Purchaser by facsimile and overnight courier service written notice (the "Response Notice") to the General Partner specifying whether it has elected to either (i) sell all, but not less than all, of the Raleigh Interests (together with any Disputed Interests, the dispute as to which has been resolved in Raleigh's favor and which have been transferred to Raleigh prior to the date of the Raleigh Interests Closing (as hereinafter defined) and such transfer is reflected on the books and records of the Partnership (the "Resolved Interests")) at the Buy/Sell Price to Purchaser (the "Sale Election") or (ii) commence the Offer at a price equal to or greater than the Buy/Sell Price (the "Purchase Election"), it being understood by the parties hereto that Raleigh may conduct due diligence as contemplated by Section 8(a) for 15 business days and then consider whether to make a Sale Election or a Purchase Election during the next succeeding 5 business days (e.g. if the Buy/Sell Notice is faxed on October 19, Raleigh must fax and deposit with an overnight courier the Response Notice no later than November
16). Raleigh's Response Notice shall be accompanied by an Officer's Certificate conforming to the requirement of the last paragraph of Section 10 hereof. Consistent with the terms of Section 1 above, if Raleigh makes a Purchase Election, it may deduct from the Offer price the amount of any distributions per Interest made or declared by the Partnership after the September 1998 Distribution, through the date of the Offer Closing (as hereinafter defined).

     (b) The parties hereto hereby agree that the General Partner's delivery of a Buy/Sell Notice conforming to the requirements of Section 1 hereof creates a binding obligation on Raleigh (i) to make either a Sale Election or a Purchase Election and (ii) if a Purchase Election is made, subject to Section 4 hereof,
(A) to commence the Offer, and consummate the purchase for cash of all Interests validly tendered to Raleigh in connection therewith (and not withdrawn), in accordance with the terms hereof and (B) to consummate the purchase of the GP Assets at the prices and in the manner set forth herein. If for any reason whatsoever (x) Raleigh fails to timely deliver the Response Notice or (y) Raleigh delivers what purports to be a Response Notice, but that Response Notice does not comply with the requirements set forth herein for either a Sale Election or a Purchase Election, then Raleigh hereby makes the Sale Election and the purchase and sale of the Raleigh Interests shall be consummated in accordance with the terms hereof. The parties further agree that (1) Raleigh's making of a Sale Election conforming to the requirements of Section 2(a) hereof creates a binding obligation on (A) the Purchaser, unless one or more of the conditions set forth in Section 3(a) hereof has not been satisfied or waived by the Purchaser, to purchase and Raleigh to sell the Raleigh Interests and any Resolved Interests at the Raleigh Interests Closing (as hereinafter defined) at the price and in the manner hereinafter set forth, and (B) the General Partner to effect the transfer of the Raleigh Interests and the Resolved Interests from Raleigh to the Purchaser in accordance with the terms hereof, and (2) Raleigh's delivery of a Purchase Election conforming to the requirements of Section 2(a) hereof and its conduct and consummation of the Offer in conformity with Section 4(a) hereof creates a binding obligation on the General Partner, subject to Sections 5 and 14 hereof, to consummate, and to cause A/J and, if applicable, A/J L.P. to consummate, the sale of the GP Assets in accordance with the terms hereof.

     3. Sale Closing. (a) If a Sale Election is made (or deemed to be made), the closing of the purchase and sale of the Raleigh Interests and any Resolved Interests (the "Raleigh Interests Closing") shall, subject to satisfaction or waiver by the Purchaser and the General Partner of the conditions set forth herein, take place on the earlier of (i) the tenth business day after the date on which Raleigh makes a Sale Election pursuant to the Response Notice and (ii) the thirtieth business day after the delivery of the Buy/Sell Notice, if Raleigh does not timely deliver a Response Notice or if the Response Notice delivered does not comply with the terms hereof (the "Raleigh Interests Closing Date"). The Raleigh Interests Closing shall take place at the offices of Arvida/JMB Managers, Inc., a Delaware corporation, 900 North Michigan Avenue, Chicago, Illinois 60611.

     The Purchaser's obligation to consummate the Raleigh Interests Closing shall be subject to the satisfaction or waiver in writing by the Purchaser of the following conditions (except that a waiver of the conditions set forth in clause (A) of paragraph (i), paragraph (ii) insofar as it relates to such clause
(A), paragraph (v) or paragraph (vi) must be made by each of the Purchaser and the General Partner):

     (i) since the date of this Agreement, no preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (A) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the purchase of the Raleigh Interests and any Resolved Interests by Purchaser, (B) imposes or confirms limitations on the ability of Purchaser effectively to exercise full rights of ownership of any Interests, including, without limitation, the right to vote Interests on all matters properly presented to the Partnership's Interestholders, (C) requires divestiture by Purchaser of a material amount of Interests; or (D) would materially adversely affect the business, properties, assets, liabilities, financial condition, operations or results of operation of the Partnership taken as a whole;

     (ii) since the date of this Agreement, there shall not be any action taken by, or any statute, rule, regulation or order enacted, promulgated or issued by, any federal or state court, government or governmental authority or agency, which would, directly or indirectly, result in any of the consequences referred to in clauses (A) through (D) of paragraph (i) above;

     (iii) since the date of this Agreement (A) no change or development shall have occurred and remain in effect in the business, properties, assets, liabilities, financial condition, operations, or results of operations of the Partnership which is or would reasonably be expected to be materially adverse to the Partnership taken as a whole, (B) no material breach by the General Partner of its obligations under Section 8(b) hereof shall have occurred and remain in effect, and (C) there shall have been no taking of action constituting, or authorization or proposal by the General Partner of, an Organic Change pursuant to the "proviso" clause of clause (E) of Section 8(b);

     (iv) since the date of this Agreement, there shall not have occurred and remain in effect (A) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the counter market in the United States, (B) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (C) any limitation by any governmental authority on the extension of credit by lending institutions, or any imposition by any governmental authority of currency controls, in the United States or (D) in the case of any of the foregoing existing at the date of this Agreement, a material acceleration or worsening thereof;

     (v) the delivery by Raleigh of the Officer's Certificate described in the last paragraph of Section 10 below;

     (vi) the execution and delivery by Raleigh to the General Partner of the Release Agreement pursuant to Section 14 hereof; and

     (vii) the execution and delivery by Raleigh to the Purchaser of the Purchaser Release Agreement substantially in the form of Exhibit B hereto (the "Purchaser Release Agreement"), provided that the Purchaser has contemporaneously executed and delivered to Raleigh a counterpart of such Purchaser Release Agreement.

     (b) At the Raleigh Interests Closing, the parties hereto shall consummate the sale and purchase of the Raleigh Interests and any Resolved Interests as follows:

     (i) Purchaser shall deliver to Raleigh an amount equal to the Buy/Sell Price multiplied by the number of Interests comprising the Raleigh Interests and any Resolved Interests by wire transfer of immediately available funds to an account designated by Raleigh to the General Partner in writing not less than two business days prior to the Raleigh Interests Closing ("Raleigh Interests Purchase Price").

     (ii) Raleigh shall deliver to Purchaser one or more Assignments of Interests in substantially in the form of Exhibit C hereto and all other documents, instruments or writings and such other certificates of authority and documents as Purchaser, the Partnership and their respective counsel may reasonably request in connection with the purchase and sale of the Raleigh Interests and any Resolved Interests, including without limitation any lien releases and/or acknowledgments and consents from Raleigh's lenders.

     (iii) As of the Raleigh Interests Closing, Raleigh shall irrevocably transfer and assign to Purchaser all of the Raleigh Interests and any Resolved Interests against payment to Raleigh of the Raleigh Interests Purchase Price in accordance with Section 3(b)(i) hereof. Raleigh hereby authorizes and directs the Partnership and the General Partner to transfer and assign to Purchaser all of Raleigh's rights and interests in the Raleigh Interests and any Resolved Interests to Purchaser as of the date of the Raleigh Interests Closing in accordance with the immediately preceding sentence. RALEIGH SPECIFICALLY WAIVES THE RIGHT TO RECEIVE AFTER THE RALEIGH INTERESTS CLOSING (i) ANY AND ALL
DISTRIBUTIONS AS SET FORTH IN THE PARTNERSHIP AGREEMENT WITH RESPECT TO THE RALEIGH INTERESTS AND ANY RESOLVED INTERESTS HEREBY ASSIGNED (OTHER THAN DISTRIBUTIONS MADE BY THE PARTNERSHIP PRIOR TO THE DATE OF THE RALEIGH INTERESTS CLOSING WITH RESPECT TO THE RALEIGH INTERESTS OR THE RESOLVED INTERESTS) ("DISTRIBUTIONS") AND (ii) ANY AND ALL ALLOCATIONS OF PROFITS AND LOSSES AS SET FORTH IN THE PARTNERSHIP AGREEMENT AND ALLOCATED WITH RESPECT TO THE RALEIGH INTERESTS AND ANY RESOLVED INTERESTS HEREBY ASSIGNED FOR ANY PERIOD AFTER THE LAST DAY OF THE FISCAL QUARTER IN WHICH SUCH RALEIGH INTERESTS CLOSING OCCURS ("PROFITS AND LOSSES"). Raleigh hereby irrevocably transfers and assigns to Purchaser, effective as of the Raleigh Interests Closing, any and all such Distributions (and in the event such Distributions are made to it, Raleigh shall promptly pay or reimburse the amount of such Distributions to Purchaser) and any and all such Profits and Losses.

     (iv) Purchaser hereby constitutes and appoints the General Partner, with full power of substitution, its true and lawful attorney-in-fact for itself and in its name, place and stead to make, execute, sign, acknowledge, swear to, deliver, record and file any documents or instruments which may be considered necessary or desirable by the General Partner to carry out fully the provisions of the Partnership Agreement, which power of attorney hereby granted shall be deemed to be coupled with an interest and shall be irrevocable and survive incapacity, dissolution or termination of Purchaser or any delivery by Purchaser of an assignment of the whole or any portion of its interest in the Partnership. Purchaser hereby accepts all of the terms of the Partnership Agreement. RALEIGH SPECIFICALLY WAIVES THE RIGHT TO RECEIVE AFTER SUCH CLOSING (I) ANY AND ALL DISTRIBUTIONS MADE WITH RESPECT TO THE SUBSEQUENTLY RESOLVED INTERESTS (OTHER THAN DISTRIBUTIONS MADE WITH RESPECT TO SUCH SUBSEQUENTLY RESOLVED INTERESTS PRIOR TO THE DATE OF SUCH CLOSING) AND (II) ANY AND ALL ALLOCATIONS OF PROFITS AND LOSSES AS SET FORTH IN THE PARTNERSHIP AGREEMENT AND ALLOCATED WITH RESPECT TO THE SUBSEQUENTLY RESOLVED INTERESTS ASSIGNED AT SUCH CLOSING FOR ANY PERIOD AFTER THE LAST DAY OF THE FISCAL QUARTER IN WHICH SUCH CLOSING OCCURS.

     (c) If after the Raleigh Interests Closing or any Raleigh Interests Call Exercise the dispute as to the ownership of any Disputed Interests has been resolved in Raleigh's favor and such Disputed Interests have been transferred to Raleigh and such transfer is recognized on the books and records of the Partnership ("Subsequently Resolved Interests"), for 90 days after the Raleigh Interests Closing, Purchaser may, in its sole discretion, elect to purchase all (but not less than all) of the Subsequently Resolved Interests for a purchase price equal to the Buy/Sell Price (including, if applicable, any reduction in such Price as a result of distributions made with respect to the Subsequently Resolved Interests prior to the closing of such purchase). Purchaser shall elect to purchase Subsequently Resolved Interests, if at all, by written notice to Raleigh no later than the end of such 90 day period. The closing of such purchase shall take place on the fifth business day after the expiration of such 90 day period and shall otherwise be substantially in accordance with the provisions of Section 5(b).

     4. The Offer. (a) If a Purchase Election is made, Raleigh shall commence the Offer not later than the twentieth business day after the date on which Raleigh makes a Purchase Election pursuant to the Response Notice. Notwithstanding anything to the contrary herein, the Offer shall comply in all material respects with the requirements of Sections 14(d) and 14(e) of the Securities Exchange Act of 1934, as amended, and the regulations thereunder ("Securities Exchange Act"), all other applicable laws and with the terms of this Agreement. The closing of the purchase and sale of the Interests tendered pursuant to the Offer (the "Offer Closing"), may be conditioned on only the following:

     (i) since the making of the Purchase Election, no preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (A) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment, purchase of or payment for any Interests by Raleigh, or the purchase and sale of the GP Assets in the manner contemplated hereby, (B) imposes or confirms limitations on the ability of Raleigh effectively to exercise full rights of ownership of any Interests or the GP Assets or to exercise its powers as general partner of the Partnership subsequent to the GP Assets Closing, including, without limitation, the right to vote Interests on all matters properly presented to the Partnership's Interestholders, (C) requires divestiture by Raleigh of a material amount of Interests; or (D) would materially adversely affect the business, properties, assets, liabilities, financial condition, operations or results of operation of the Partnership taken as a whole or provides that the Partnership would dissolve upon consummation of the transfer of the GP Assets in the manner contemplated hereby;

     (ii) (A) since the making of the Purchase Election, there shall not be any action taken by, or any statute, rule, regulation or order enacted, promulgated or issued by, any federal or state court, government or governmental authority or agency, which would, directly or indirectly, result in any of the consequences referred to in clauses (A) through (D) of paragraph (i) above and
(B) if Raleigh is advised by its counsel that a filing under HSR (as defined in Section 10(b)) is required, the applicable waiting period shall have expired or been terminated;

     (iii) since the making of the Purchase Election (A) no change or development shall have occurred and remain in effect in the business, properties, assets, liabilities, financial condition, operations, or results of operations of the Partnership which is or would reasonably be expected to be materially adverse to the Partnership taken as a whole, (B) no material breach by the General Partner of its obligations under Sections 4(b), 4(c), 4(d) or 8(b) of this Agreement shall have occurred and remain in effect, and (C) there shall have been no taking of action constituting, or authorization or proposal by the General Partner of, an Organic Change pursuant to the "proviso" clause of clause (E) of Section 8(b);

     (iv) since the making of the Purchase Election, there shall not have occurred and remain in effect (A) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the counter market in the United States, (B) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (C) any limitation by any governmental authority on the extension of credit by lending institutions, or any imposition by any governmental authority of currency controls, in the United States or (D) in the case of any of the foregoing existing at the time of the making of the Purchase Election, a material acceleration or worsening thereof;

     (v) the occurrence, contemporaneously with the Offer Closing, of the GP Assets Closing, provided that Raleigh has satisfied all of its obligations with respect to the purchase of the GP Assets; and

     (vi) the execution and delivery by the General Partner and JMB Realty Corporation ("JMB") of the Indemnification and Release Agreement and the execution and delivery by the JMB Principals (as hereinafter defined) of the letter annexed to the Indemnification and Release Agreement as Exhibit B, in each case pursuant to Section 14 hereof.

     Raleigh shall keep the Offer open for no more than 40 business days and no less than 30 business days and shall promptly purchase for cash any and all Interests validly tendered (and not withdrawn) prior to the expiration of the Offer (the date on which the Offer expires in accordance with this sentence, as the same may be extended in accordance with the proviso set forth below, the "Final Expiration Date"); provided, however, that Raleigh may extend the Final Expiration Date under the following circumstances: (A) if there is in effect, on such date, any preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency of the type described in Section 4(a)(i) (an "Offer Injunction"), the Final Expiration Date may be extended to the earliest practicable date on which the Offer may expire in accordance with the Securities Exchange Act following the earlier to occur of
(1) the vacation or dissolution of such Offer Injunction and the dissemination to Interestholders of additional offering materials containing any necessary disclosure relating thereto or (2) the last day of the Cooperation Period; (B) the Final Expiration Date may be extended to the earliest practicable date on which the Offer may expire in accordance with the Securities Exchange Act following the dissemination to Interestholders of additional offering materials prepared for the purpose of complying with comments by the staff of the
Securities and Exchange  Commission  (the  "Commission"),  provided that Raleigh shall use commercially reasonable efforts to comply with such comments as promptly as practicable; (C) in the event that a competing offer for Interests is commenced by a third party bidder who is not affiliated with Raleigh (a "Competing Offer"), the Final Expiration Date may be extended to the earliest practicable date on which the Offer may expire in accordance with the Securities Exchange Act following an increase in the Offer price to a price equal to or higher than the price offered by the competing bidder and the dissemination to Interestholders of amended offering materials disclosing such increase, provided that the Offer is extended for the purpose of making such increase prior to the occurrence of the Final Expiration Date theretofore in effect; and (D) in the event that Raleigh is advised by its counsel that a filing under HSR will be required in order to consummate the GP Assets Closing, the Final Expiration Date of the Offer may be extended to the earliest practicable date on which the Offer may expire in accordance with the Securities Exchange Act following the making of such filing and any required filing by the General Partner, the expiration or termination of any applicable waiting period and the dissemination to Interestholders of additional offering materials containing any necessary disclosure relating thereto. Raleigh shall make a filing under HSR in connection with the consummation of the Offer Closing and the GP Assets Closing, the GP Assets Call Exercise or the closing of a Permitted Transaction, if such filing is required under HSR. Raleigh shall make all decisions regarding the conduct of the Offer and the acquisition and transfer of Interests pursuant thereto, except that Raleigh shall not amend or otherwise modify the terms of the Offer or conduct the Offer or acquire or transfer Interests in a manner that violates or is inconsistent with its obligations under this Agreement, including without limitation, Raleigh shall not condition its Offer on the satisfaction of any conditions other than those provided for in this Agreement. At the Offer
Closing,  Raleigh  shall,  unless  one or more of the  conditions  set  forth in
Section 4(a) hereof has not been satisfied or waived by Raleigh, purchase all Interests validly tendered prior to the Final Expiration Date (and not withdrawn) pursuant to the Offer. Raleigh shall retain at its sole expense a firm (the "Information Agent") to solicit tenders from Interestholders and to provide Interestholders with information about the opportunity to tender Interests in the Offer.

     (b) If Raleigh makes the Offer at or above the Buy/Sell Price in a timely manner in accordance with the terms hereof in all material respects and unless another tender offer or change of control transaction is proposed at a higher price, the General Partner (i) will recommend the Offer to Interestholders who need or want liquidity, and (ii) will remain neutral with respect to the Offer for all other Interestholders. The General Partner may change any recommendation it has made to Interestholders with respect to the Offer to reflect such other tender offer or change of control transaction at a higher price (but no such proposal of a higher priced tender offer or change of control transaction or change by the General Partner of its recommendation with respect to the Offer shall release the General Partner from its obligation to consummate the sale of the GP Assets to Raleigh in accordance with the terms and conditions hereof). The General Partner shall, and shall cause the Partnership and its transfer agent (consistent with its standard practices and procedures) to cooperate with Raleigh in promulgating the Offer in the manner hereinafter set forth in this
Section 4(b). Within 5 business days following the date on which Raleigh makes a Purchase Election pursuant to the Response Notice, the General Partner will cause the Partnership, at Raleigh's cost and expense not to exceed $1,000, to furnish Raleigh with a list, as of the most recent practicable date and in computer readable form, of the names, addresses and numbers of Interests held by Interestholders of the Partnership (the "List"), together with such computer processing data as is reasonably necessary to make use of such computer readable List and a printout of the List for verification purposes. The General Partner will not, and will not cause or permit its affiliates to, take any action that in its judgment would reasonably be expected to result in the conditions to the Offer set forth in Section 4(a) (other than the condition in Section 4(a)(iii)(C)) above not to be satisfied. In addition, the General Partner (i) will comply, and cause the Partnership to comply, in all material respects with the Securities Exchange Act in connection with the Offer, and (ii) subject to satisfaction in all material respects of the conditions and requirements for transfer of Interests generally imposed or required by the Partnership and its transfer agent, including delivery of duly completed forms of assignment and payment of all applicable transfer fees, will, if the GP Assets Closing (as hereinafter defined) has not yet occurred, recognize the transfer to Raleigh of Interests acquired in the Offer and, if requested by Raleigh, will admit Raleigh as a limited partner with respect to all Raleigh Interests and all Interests acquired by Raleigh in the Offer and as to which the transfer to Raleigh has been recognized. The General Partner shall make a filing under HSR in connection with the consummation of the Offer Closing and the GP Assets Closing, the GP Assets Call Exercise or the closing of a Permitted Transaction if required under HSR.

     (c) Other than as provided in this Agreement, the General Partner will not, and will cause its affiliates not to, directly or indirectly, purchase or otherwise acquire beneficial ownership of Interests, enter into any agreement with a third party for the General Partner or any of its affiliates to purchase or otherwise acquire beneficial ownership of any Interests, or make any offer to purchase or otherwise acquire beneficial ownership of Interests (other than the Raleigh Interests and any Resolved Interests), at any time commencing on the date hereof through and including the earliest to occur of (i) the Raleigh Interests Closing, (ii) the Final Expiration Date, (iii) an Offer Default (as hereinafter defined), or (iv) the termination of this Agreement.

     (d) In connection with the Offer, Raleigh with respect to the Raleigh Interests will consent to, and with respect to all Interests tendered in the Offer will obtain the consent of the tendering Interestholders to, waive and amend Section 7.1 of the Partnership Agreement of the Partnership so as to permit the transfer and/or assignment to Raleigh of all Interests tendered in the Offer, notwithstanding that such transfer and/or assignment may or would result in the termination of the Partnership under the applicable provisions of the Internal Revenue Code of 1986, as amended. Subject to Raleigh complying in all material respects with the requirements of Section 4 in the conduct of the Offer, the General Partner will cooperate with Raleigh in giving effect to, and will consent to, any such waiver and amendment of the Partnership Agreement; provided, however, nothing herein shall be deemed to require the General Partner to recommend in favor of any such waiver and amendment or to assist or participate in the solicitation of consents with respect thereto.

     (e) Anything herein to the contrary notwithstanding, if a Competing Offer is commenced for any and all Interests at a price in excess of the Offer price, Raleigh may elect, in its sole discretion, at any time such Competing Offer remains outstanding to sell all, but not less than all, of the Raleigh Interests (and any Resolved Interests) to the competing bidder pursuant to the Competing Offer. If the Raleigh Interests are sold pursuant to such Competing Offer, Raleigh shall be released from its obligation to consummate the Offer and Raleigh and the General Partner shall each be released from their respective obligations to consummate the purchase and sale of the GP Assets.

     (f) Anything herein to the contrary notwithstanding, if Raleigh makes a Purchase Election, it shall be released from its obligations to commence the Offer pursuant to Section 4(a) hereof if one or more of the conditions set forth in Section 4(a)(i), (ii), (iii) or (iv) has not been satisfied as of the date by which Raleigh would otherwise be required to commence the Offer. In the event that Raleigh commences the Offer notwithstanding the failure of any such condition to be satisfied as of the commencement date of the Offer, its commencement of the Offer will not constitute a waiver of its right to assert the failure of such condition, or any other condition set forth in Section 4(a), to be satisfied as the basis for a decision to terminate the Offer without purchasing any Interests tendered pursuant thereto.

     (g) If Raleigh makes a Purchase Election, Raleigh and the Purchaser shall execute and deliver to each other the Purchaser Release Agreement.

     5. GP Assets Closing. (a) The closing of the purchase and sale of the GP Assets (the "GP Assets Closing") shall be conditioned upon the consummation of the Offer Closing (it being understood that the conditions set forth in Section 4(a) hereof are conditions to Raleigh's obligation to consummate the purchase of the GP Assets as well as conditions to Raleigh's obligation to purchase Interests tendered pursuant to the Offer; provided that any waiver of any such conditions by Raleigh under Section 4(a) shall also constitute a waiver of such conditions under this Section 5) and shall take place contemporaneously therewith. The GP Assets Closing shall take place at the offices of Arvida/JMB Managers, Inc., a Delaware corporation, 900 North Michigan Avenue, Chicago, Illinois 60611. The General Partner's obligation to consummate the GP Assets Closing shall be subject to the satisfaction, or waiver in writing by the General Partner, of the following conditions:

     (i) since the date of this Agreement, no preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (A) makes illegal, delays, or otherwise directly or indirectly restrains or prohibits the purchase or sale of the GP Assets in the manner contemplated hereby or (B) provides that the Partnership would dissolve upon consummation of the transfer of the GP Assets in the manner contemplated hereby;

     (ii) (A) since the date of this Agreement, there shall not be any action taken by, or any statute, rule, regulation or order enacted, promulgated or issued by, any federal or state court, government or governmental authority or agency, which would, directly or indirectly, result in any of the consequences referred to in clauses (A) or (B) of paragraph (i) above and (B) if the General Partner is advised by its counsel that a filing under HSR is required in connection with the GP Assets Closing, the GP Assets Call Exercise or the closing of a Permitted Transaction, the applicable waiting period shall have expired or been terminated;

     (iii) Raleigh shall have (concurrently with the GP Asset Closing, the closing of the GP Asset Call or closing of a Permitted Transaction) either (A) arranged for the refinancing by the Partnership of all amounts outstanding or reasonably expected to be outstanding under the Credit Agreement and Construction Loan identified on Schedule 1 hereto (hereinafter the "Credit Agreement" and the "Construction Loan," respectively); (B) purchased the Partnership's notes to the lenders under the Credit Agreement and Construction Loan; (C) made or caused an affiliate to make a loan to the Partnership in a principal amount sufficient to enable the Partnership to pay off all outstanding liabilities and obligations under the Credit Agreement and Construction Loan; or
(D) obtained the consent of the lenders required pursuant to the Credit Agreement and Construction Loan;

     (iv) the execution and delivery by Raleigh of the Indemnification and Release Agreement and the execution and delivery by the Raleigh Principal (as hereinafter defined) of the letter annexed to the Indemnification and Release Agreement as Exhibit A, in each case pursuant to Section 14 hereof; and

     (v) Raleigh shall have previously executed and delivered to Purchaser the Purchaser Release Agreement.

In order to enable Raleigh to determine whether to terminate the Offer without purchasing tendered Interests on account of the failure of the condition set forth in Section 4(a)(v) hereof (or, if applicable, whether to waive such condition), the General Partner will notify Raleigh as promptly as reasonably practicable under the circumstances, of its intention not to consummate the closing of the purchase and sale of the GP Assets on account of a failure of the either or both of the conditions set forth in Section 5(a)(i) or (ii).

     (b) The parties acknowledge and agree that the transfer of the associate limited partnership interest in the Partnership of A/J L.P. is subject to the consent of its partners in accordance with the terms of its partnership agreement. Anything herein to the contrary notwithstanding, in the event such consent is not obtained by the GP Assets Closing, any GP Asset Call Exercise or the closing of any Permitted Transaction as the case may be, Raleigh shall not purchase such associate limited partnership interest (but shall remain obligated to purchase, and the General Partner shall remain obligated to sell, all of the other GP Assets in accordance with the terms hereof). In the event that the associated limited partnership interest of A/J L.P. is not transferred to Raleigh pursuant to the immediately preceding sentence, the GP Assets Purchase Price shall be reduced by 10%.

     (c) At the GP Assets Closing, the parties hereto shall consummate the sale and purchase of the GP Assets as follows:

     (i) (A) Raleigh, on its own behalf and on behalf of the Associate Limited Partner Assignees, shall deliver to the General Partner, on its behalf and on behalf of A/J and, if applicable, A/J L.P., an amount equal to the GP Assets Purchase Price (reduced, if applicable, in accordance with Section 5(b) above) by wire transfer of immediately available funds to an account designated by the General Partner to Raleigh in writing not less than two business days prior to the GP Assets Closing and (B) Raleigh shall assign to the General Partner a note, in the form of Exhibit D hereto, issued by AREP to Raleigh in a principal amount equal to the principal amount then outstanding on the Net Worth Note (the "Raleigh Net Worth Note").

     (ii) (A) The General Partner shall transfer to Raleigh substantially all of its assets pursuant to Section 6.1B of the Partnership Agreement, including without limitation (1) its general partnership interest in the Partnership, (2) the Net Worth Note and (3) its .1% interest as a general partner in Arvida/JMB, and shall cause each of A/J and, subject to Section 5(b) above, A/J L.P. to transfer to the Associate Limited Partner Assignees its associate limited partner interest in the Partnership. With respect to such transfer of GP Assets, the General Partner shall deliver to Raleigh one or more Assignments of GP Assets in form and substance reasonably satisfactory to Raleigh and its counsel and all other documents, instruments or writings and such other certificates of authority and documents in form and substance reasonably satisfactory to Raleigh and its counsel, as Raleigh may reasonably request.

     (B) Concurrently with such transfer, Raleigh and the General Partner shall also execute and deliver all documents and instruments contemplated by Section
11.2 of the Partnership Agreement in connection with the admission of a successor general partner, whereupon Raleigh will succeed to the business of the General Partner and will be admitted to the Partnership as a successor to the General Partner. Raleigh and the General Partner will cause an appropriate certificate of amendment of the Partnership's Certificate of Limited Partnership to be filed with the Secretary of State of Delaware (and, if required, shall make any necessary filing in each jurisdiction in which the Partnership is qualified to do business) reflecting the admission of Raleigh as a general partner pursuant to this paragraph.

     (C) Upon consummation of the transaction contemplated by this Section 5(c) and in accordance with Section 6.1C of the Partnership Agreement, the General Partner shall withdraw from the Partnership and Raleigh and the General Partner will cause an appropriate certificate of amendment of the Partnership's Certificate of Limited Partnership to be filed with the Secretary of State of Delaware (and, if required, shall make any necessary filing in each jurisdiction in which the Partnership is qualified to do business) reflecting the withdrawal of the General Partner and each associate limited partner as partners of the Partnership.

     (d) Effective at the GP Assets Closing, the General Partner shall, and shall cause A/J and, if applicable, A/J L.P. to, irrevocably transfer and assign to Raleigh and the Associate Limited Partner Assignees, as the case may be, the GP Assets against payment to the General Partner of the GP Assets Purchase Price and assignment of the Raleigh Net Worth Note in accordance with Sections 5(a),
(b) and (c) hereof. The General Partner, A/J and, if applicable, A/J L.P. each hereby authorizes and directs the Partnership to transfer and assign to Raleigh and the Associate Limited Partner Assignees, as the case may be, all of its rights and interests in the GP Assets as of the date of the GP Assets Closing in accordance with the immediately preceding sentence. THE GENERAL PARTNER, A/J AND, IF APPLICABLE, A/J L.P. EACH SPECIFICALLY WAIVES THE RIGHT TO RECEIVE AFTER THE GP ASSETS CLOSING (i) ANY AND ALL DISTRIBUTIONS AS SET FORTH IN THE PARTNERSHIP AGREEMENT WITH RESPECT TO THE GP ASSETS HEREBY ASSIGNED ("GP DISTRIBUTIONS") AND (ii) ANY AND ALL ALLOCATIONS OF PROFITS AND LOSSES AS SET FORTH IN THE PARTNERSHIP AGREEMENT AND ALLOCATED WITH RESPECT TO THE GP ASSETS HEREBY ASSIGNED FOR ANY PERIOD AFTER THE LAST DAY OF THE FISCAL QUARTER IN WHICH THE GP ASSETS CLOSING OCCURS ("GP PROFITS AND LOSSES"). The General Partner, A/J and, if applicable, A/J L.P. each hereby irrevocably transfers and assigns to Raleigh effective as of the GP Assets Closing any and all such GP Distributions (and in the event such GP Distributions are made to them, the General Partner, A/J and, if applicable, A/J L.P. shall promptly pay or reimburse the amount of such GP Distributions to Raleigh) and any and all such GP Profits and Losses.

     (e) Effective at the GP Assets Closing, each of the General Partner and A/J and, if applicable, A/J L.P. hereby constitutes and appoints Raleigh, with full power of substitution, its true and lawful attorney-in-fact for itself and in its name, place and stead to make, execute, sign, acknowledge, swear to, deliver, record and file any documents or instruments which may be considered necessary or desirable by Raleigh to carry out fully the provisions of the Partnership Agreement, which power of attorney hereby granted shall be deemed to be coupled with an interest and shall be irrevocable and survive the incapacity, dissolution or termination of the General Partner, but is limited to matters necessary for Raleigh to exercise authority as, and to consummate the transfer of the interest in the Partnership of, the General Partner of the Partnership. Raleigh hereby accepts all of the terms of the Partnership Agreement.

     6. Raleigh Interests Call. (a) If Raleigh makes a Purchase Election in the Response Notice, but (i) does not commence the Offer within twenty business days thereafter for any reason other than the failure of the condition in Section 4(a)(iii)(B) to be satisfied, (ii) the Offer does not comply in all material respects with the requirements set forth herein and any such deficiency is not remedied within five business days after the General Partner provides written notice to Raleigh describing such deficiency in reasonable detail, or (iii) does not, for any reason other than the failure of one or more of the conditions in
Section 4(a)(iii)(B), 4(a)(v) (other than as a result of a breach or default by Raleigh in failing to close the purchase of the GP Assets in accordance with this Agreement) or 4(a)(vi) to be satisfied, close the Offer and consummate the purchase of any and all Interests validly tendered (and not withdrawn) pursuant thereto (each, an "Offer Default"), then, Purchaser may, at any time within 90 days after the occurrence of such Offer Default, purchase all of the Raleigh
Interests and any Resolved Interests (the "Raleigh Interests Call") at a price (the "Raleigh Interests Call Price") equal to (x) if the Offer Default arises as a result of Raleigh's failure to commence the Offer pursuant to Section 4(f) hereof or a failure to purchase Interests tendered pursuant to the Offer as a result of the failure of one or more of the conditions in Section 4(a)(i), 4(a)(ii), 4(a)(iii)(A) or (C), or 4(a)(iv) to be satisfied, 100% of the Buy/Sell Price or (y) in the case of any other Offer Default, 80% of the Buy/Sell Price, and in either case otherwise substantially in accordance with, and subject to, Sections 3(a), 3(b)(ii)-(iv) and 14. Notwithstanding the foregoing, if Raleigh terminates the Offer and does not consummate the purchase of any and all Interests validly tendered and not withdrawn because an Injunction (as defined in Section 15 hereof) is in effect (an "Injunction Termination"), an Injunction Termination shall not constitute an Offer Default or trigger a Raleigh Interests Call. To exercise the Raleigh Interests Call, Purchaser shall deliver within said 90 day period a written notice to Raleigh specifying that Purchaser has elected to purchase all, but not less than all, of the Raleigh Interests and any Resolved Interests at the Raleigh Interests Call Price (the "Raleigh Interests Call Exercise"). The closing of the purchase and sale of the Raleigh Interests shall occur on the later of (i) the fifth business day following the Raleigh Interests Call Exercise by the Purchaser or (ii) as soon as practicable following the satisfaction or waiver of the conditions to closing set forth in
Section 3 hereof (the date on which such closing occurs being hereinafter referred to as the "Raleigh Interests Call Closing Date"); provided, however, that the Raleigh Interests Call Closing Date shall occur, if at all, no later than 60 business days after the Raleigh Interests Call Exercise. Such closing shall be held substantially in accordance with, and subject to, Sections 3 and 14 hereof, except that the purchase price payable to Raleigh shall be the applicable percentage of the Buy/Sell Price (i.e., 100% or 80%, as the case may be) determined in accordance with this Section 6(a).

     (b) As of the Raleigh Interests Call Closing Date , Raleigh hereby irrevocably transfers and assigns to Purchaser all of the Raleigh Interests and any Resolved Interests. Raleigh hereby authorizes and directs the Partnership and the General Partner to transfer and assign to Purchaser all of Raleigh's rights and interests in the Raleigh Interests and any Resolved Interests to Purchaser as of the first day of the fiscal quarter next succeeding the fiscal quarter in which the Raleigh Interests Call closing date occurs (the "Raleigh Interests Call Closing Date"). RALEIGH SPECIFICALLY WAIVES THE RIGHT TO RECEIVE AFTER THE RALEIGH INTERESTS CALL CLOSING DATE (i) ANY AND ALL DISTRIBUTIONS FOR ANY PERIOD AND (ii) ANY AND ALL ALLOCATIONS OF PROFITS AND LOSSES AS SET FORTH IN THE PARTNERSHIP AGREEMENT AND ALLOCATED WITH RESPECT TO THE RALEIGH INTERESTS AND ANY RESOLVED INTERESTS HEREBY ASSIGNED FOR ANY PERIOD AFTER THE LAST DAY OF THE FISCAL QUARTER IN WHICH THE RALEIGH INTERESTS CALL CLOSING DATE OCCURS. Raleigh hereby irrevocably transfers and assigns to Purchaser any and all such Distributions (and in the event such Distributions are made to it, Raleigh shall promptly pay or reimburse the amount of such Distributions to Purchaser) and any and all such Profits and Losses.

     (c) Effective as of the Raleigh Interests Call Closing Date, each of Purchaser and Raleigh hereby constitutes and appoints the General Partner, with full power of substitution, its true and lawful attorney-in-fact for itself and in its name, place and stead to make, execute, sign, acknowledge, swear to, deliver, record and file any documents or instruments which may be considered necessary or desirable by the General Partner to carry out fully the provisions of the Partnership Agreement, which power of attorney hereby granted shall be deemed to be coupled with an interest and shall be irrevocable and survive incapacity, dissolution or termination of Purchaser or Raleigh or any delivery by Purchaser or Raleigh of an assignment of the whole or any portion of its interest in the Partnership. Purchaser hereby accepts all of the terms of the Partnership Agreement.

     (d) The Raleigh Interests Call constitutes liquidated damages with respect to any Offer Default and shall be the sole and exclusive remedy available to Purchaser and the General Partner with respect to any such Default, provided, however that if the Purchaser exercises the Raleigh Interests Call and Raleigh fails to transfer the Raleigh Interests to Purchaser upon a Raleigh Interests
Call Exercise for any reason other than Purchaser's or the General Partner's failure to perform any obligation required to be performed by either of them hereunder in connection with such Raleigh Interests Call Exercise, then such Raleigh Interests Call shall not be Purchaser's or General Partner's sole and exclusive remedy with respect to the Offer Default triggering the Raleigh Interests Call, and Purchaser and the General Partner shall be entitled to all remedies available to it under this Agreement, at law or in equity with respect thereto.

     7. GP Assets Call. (a) If Raleigh makes a Sale Election and has satisfied all conditions and taken all actions required to be satisfied or taken by it in connection with the purchase and sale of the Raleigh Interests and the Purchaser does not, for any reason, other than the failure of the conditions in Section 3(a)(v) or 3(a)(vi) to be satisfied, consummate such purchase and sale (a "Purchaser Default") in accordance with the terms and conditions hereof, then Raleigh may, at any time within 90 days after the occurrence of the Purchaser Default, purchase, subject to the provisions described below relating to A/J L.P., the GP Assets (the "Purchaser Triggered GP Assets Call") at a price equal to (x) if the Purchaser Default arises as a result of the failure of one or more of the conditions in Section 3(a)(i), 3(a)(ii), 3(a)(iii)(A) or (C), or 3(a)(iv) to be satisfied, 100% of the GP Assets Purchase Price plus the assignment of 100% of the Raleigh Net Worth Note, or (y) in the case of any other Purchaser Default, 80% of the GP Assets Purchase Price plus the assignment of 100% of the Raleigh Net Worth Note, and in either case otherwise substantially in accordance with, and subject to, Sections 5 (other than the first sentence of Section 5(a)) and 14. If Raleigh makes a Purchase Election and has satisfied all conditions and taken all actions required to be satisfied or taken in connection with the consummation of the Offer Closing and the GP Assets Closing, and (i) the General Partner or A/J fails to consummate the GP Assets Closing in accordance with the terms and conditions of this Agreement, or (ii) the General Partner breaches in any material respect any of its obligations pursuant to Section 8(b) (a "Section 8(b) Default") or Section 4(b), (c) or (d) hereof and such breach, if curable, is not cured within five business days after Raleigh provides the General Partner written notice describing such breach in reasonable detail (such Section 8(b) Default, or any such default under Section 4(b), (c) or (d), being hereinafter sometimes referred to as a "General Partner Default"), then at any time within 90 days after the later to occur of the consummation of the Offer or the General Partner Default, Raleigh may purchase, subject to the provisions described below relating to A/J L.P., the GP Assets (the "General Partner Triggered GP Assets Call") at a price equal to 80% of the GP Assets Purchase Price plus the assignment of 100% of the Raleigh Net Worth Note, and otherwise substantially in accordance with, and subject to, Sections 5 (other than the first sentence of Section 5(a)) and 14. The Purchaser Triggered GP Assets Call and the General Partner Triggered GP Assets Call are herein collectively referred to as the "GP Assets Call". To exercise the GP Assets Call, Raleigh shall deliver within the applicable 90 day period a written notice to the General Partner specifying that Raleigh has elected to purchase the GP Assets at the applicable GP Assets Call Price (the "GP Assets Call Exercise"). The closing of the purchase and sale of the GP Assets shall occur on the later of (i) the fifth business day following the GP Assets Call Exercise by Raleigh or (ii) as soon as practicable following the satisfaction or waiver by the General Partner of the conditions to such closing set forth in Section 5 hereof (other than the first sentence of Section 5(a)) and by Raleigh of the conditions set forth in Sections 4(a)(i) through (iv) and Section 4(a)(vi) hereof (except that, for this purpose, the conditions in Sections 4(a)(i) through (iv) shall apply only to events occurring since the GP Assets Call Exercise and, if such GP Assets Call is a Purchaser Triggered GP Assets Call, references in such Sections to the making of the Offer and purchase of Interests pursuant thereto shall be deemed to be deleted) (the date on which such closing occurs being hereinafter referred to as the "GP Assets Call Closing Date"); provided, however, that, subject to
Section 15, the GP Assets Call Closing Date shall occur, if at all, no later than 60 business days after the GP Assets Call Exercise. Such closing shall be held substantially in accordance with, and subject to, Sections 5 (except for the first sentence of Section 5(a)) and 14 hereof, except that the purchase price payable to the General Partner, A/J and, if applicable, A/J L.P. shall be the applicable percentage of the GP Purchase Price (i.e., 100% or 80%, as the case may be) determined in accordance with this Section 7(a) plus the assignment of 100% of the Raleigh Net Worth Note.

     (b) As of the GP Assets Call Closing Date, the General Partner, A/J and, if applicable, A/J L.P. each hereby irrevocably transfers and assigns to Raleigh and the Associate Limited Partner Assignees, as the case may be, all of the GP Assets in accordance with, and subject to the conditions set forth in, Section 5 (other than the first sentence of Section 5(a)) hereof. The General Partner, A/J and, if applicable, A/J L.P. each hereby authorizes and directs the Partnership to transfer and assign to Raleigh and the Associate Limited Partner Assignees, as the case may be, all of its rights and interests in the GP Assets on the GP Assets Call Closing Date in accordance with the immediately preceding sentence. THE GENERAL PARTNER, A/J AND, IF APPLICABLE, A/J L.P. EACH SPECIFICALLY WAIVES THE RIGHT TO RECEIVE AFTER THE GP ASSETS CALL CLOSING DATE (i) ANY AND ALL GP DISTRIBUTIONS AND (ii) ANY AND ALL ALLOCATIONS OF GP PROFITS AND LOSSES FOR ANY PERIOD AFTER THE LAST DAY OF THE FISCAL QUARTER IN WHICH THE GP ASSETS CALL CLOSING DATE OCCURS.

     (c) Effective as of the GP Assets Call Closing Date, the General Partner and each of A/J and, if applicable, A/J L.P. hereby constitutes and appoints Raleigh, with full power of substitution, its true and lawful attorney-in-fact for itself and in its name, place and stead to make, execute, sign, acknowledge, swear to, deliver, record and file any documents or instruments which may be considered necessary or desirable by Raleigh to carry out fully the provisions of the Partnership Agreement, which power of attorney hereby granted shall be deemed to be coupled with an interest and shall be irrevocable and survive the incapacity, dissolution or termination of the General Partner or A/J or, if applicable, A.J. L.P., but is limited to matters necessary for Raleigh to exercise authority as, and to consummate the transfer of the interests in the Partnership of, the General Partner, A/J, and, if applicable, A/J L.P. Raleigh hereby accepts all of the terms of the Partnership Agreement.

     (d) The GP Assets Call constitutes liquidated damages with respect to any Purchaser Default or any General Partner Default, and shall be the sole and exclusive remedy available to Raleigh against Purchaser and/or the General Partner with respect to any such Default; provided, however, that if Raleigh exercises the GP Assets Call and the General Partner fails to transfer, or to cause A/J to transfer, their GP Assets to Raleigh upon a GP Assets Call Exercise for any reason other than Raleigh's failure to perform any obligation required to be performed by it hereunder in connection with such GP Assets Call Exercise, then such GP Assets Call shall not be Raleigh's sole and exclusive remedy with respect to the Default triggering the GP Assets Call and Raleigh shall be entitled to all remedies available to it under this Agreement, at law or in equity with respect thereto.

     8. Access to Information; Conduct of Business; Assistance.

     (a) The General Partner and the Partnership have provided Raleigh and its representatives with access to certain limited information relating to the business and operations of the General Partner and the Partnership and certain related matters (the "Diligence Information") and acknowledge that, in order for Raleigh to be in a position to determine whether to make a Sale Election or a Purchase Election pursuant to Section 2(a) hereof, it will require additional Diligence Information. Accordingly, on and subject to the terms and conditions of that certain Confidentiality Agreement, dated as of the date hereof, between Raleigh and the Partnership (the "Confidentiality Agreement"), during the period commencing on the date the Buy/Sell Notice is faxed through and including the fifteenth business day after the date the Buy/Sell Notice is faxed, the General Partner will reasonably promptly provide, and will cause the Partnership reasonably promptly to provide, Raleigh and its representatives with access to such additional Diligence Information relating to the Partnership, its subsidiary entities and the General Partner as Raleigh and such representatives may reasonably request; provided, however, that Raleigh shall limit access to any Diligence Information reasonably designated in writing as sensitive by the General Partner in accordance with the Confidentiality Agreement. Subject to the Confidentiality Agreement, the General Partner, upon request by Raleigh, will (or will cause the Partnership to), at Raleigh's expense, make photocopies of any written Diligence Information other than that designated as sensitive for review outside of the Partnership's offices or other offices at which such Diligence Information is maintained. In order to effect an orderly transition of control of the Partnership's business to Raleigh following Raleigh's making a Purchase Election pursuant to Section 2 hereof, during the period (the "Additional Access Period") commencing on the date Raleigh makes such Purchase Election through the earlier to occur of (A) the date of an Offer Default and
(B) the Standstill Termination Date, (i) the General Partner will provide, and will cause the Partnership to provide, Raleigh and its representatives with access to such Diligence Information relating to the Partnership and the General Partner as Raleigh may reasonably request (subject to the limitations set forth above in this Section 8(a)) and with reasonable access to employees of the Partnership; and (ii) the Purchaser will provide Raleigh and its representatives with reasonable access to employees of the Sub-manager who have responsibility for matters relating to the Partnership.

     (b) Except as otherwise contemplated by this Agreement, during the period commencing on the date hereof through and including the earliest to occur of:
(i) Raleigh Interests Closing or the Raleigh Interests Call Effective Date, (ii) the GP Assets Closing, the GP Assets Call Closing Date or the closing date of a Permitted Transaction, (iii) an Offer Default, (iv) the Offer Closing (v) the date that Raleigh notifies the General Partner in writing that Raleigh, notwithstanding having made a Purchase Election, has determined to terminate the Offer on account of a failure of one or more conditions in Section 4(a) to be satisfied, (vi) the date on which Raleigh delivers notices that it has exercised its rights under Section 4(f) not to commence the Offer, (vii) the date specified in clause (E) of Section 9(a)(i) hereof, and (viii) the date specified in clause (G) of Section 9(a)(i) hereof (such earliest date, the "Section 8 Termination Date"), the General Partner shall not, and shall cause the Partnership not to, take, authorize or propose the taking of, any action outside of the ordinary course of the business of the General Partner or the Partnership, including without limitation: (A) the issuance or redemption of, authorization or proposal to issue or redeem any Interests of any class, or any securities convertible into, or rights, warrants or options to acquire, any such Interests or other convertible securities, (B) the issuance or redemption of, authorization or proposal to issue or redeem any other securities (other than the issuance or redemption of debt securities in the ordinary course of business) by the Partnership; (C) the refinancing of any of the Partnership's properties, or incurrence of other indebtedness by the Partnership, in each such case, other than in the ordinary course of the Partnership's business and consistent with past practice; (D) the declaration or payment of any distribution, other than in cash and consistent with past practice (with any distribution out of Cash Flow (as defined in the Partnership Agreement) being deemed consistent with past practice), on any Partnership interests; and (E) the authorization, proposal or announcement of an intention to propose any merger, consolidation or business combination transaction involving the Partnership, acquisition by the Partnership of material assets, disposition by the Partnership of all or substantially all of its assets, material change in the Partnership's capitalization or any comparable event (each an "Organic Change"); provided, however that notwithstanding the foregoing, the General Partner and the Partnership may take action constituting, or authorize or propose, an Organic Change and any financing or recapitalization in connection therewith to the extent that the General Partner determines in the good faith exercise of its judgment, after consultation with counsel, that the failure to take action constituting, or authorize or propose, such Organic Change would reasonably be expected to constitute a violation of its fiduciary duty to Interestholders.

     (c) If requested by Raleigh, the General Partner shall use its reasonable efforts to assist Raleigh and the transfer agent in resolving claims with respect to the Disputed Interests; provided, however, nothing herein shall be deemed to require the General Partner to expend any of its or the Partnership's funds or to pursue any legal action in connection with assisting in the resolution of such claims. In the event Raleigh makes the Purchase Election, the General Partner, if requested by Raleigh, will cooperate with Raleigh in any discussions Raleigh may have with the transfer agent for the purpose of negotiating a reduction in the transfer fees payable in connection with the transfer of Interests acquired by Raleigh pursuant to the Offer. Notwithstanding the foregoing, nothing herein shall be deemed to require the General Partner or the Partnership to terminate, or otherwise modify or change the terms of, its relationship with the transfer agent. If requested by Raleigh, the General Partner shall cooperate with Raleigh (i) in any discussions Raleigh may have with the lenders under the Credit Agreement and the Construction Loan with respect to obtaining the consent of such lenders to the transactions contemplated hereby and/or (ii) in connection with the refinancing of the Partnership's indebtedness under the Credit Agreement and the Construction Loan. The General Partner will not permit the Partnership or Arvida (as hereinafter defined) to agree to any amendment, modification or waiver of the Management and Supervisory Agreement (as hereinafter defined), the Sub-Management Agreement (as hereinafter defined) or the License Agreement included as Exhibit A to the Management and Supervisory Agreement (hereinafter the "License Agreement"), which amendment, modification or waiver would have the effect of terminating any such agreement or releasing Arvida, the Sub-Manager (as hereinafter defined) or the licensor under the License Agreement (the "Licensor") from any material obligation thereunder prior to the date on which Arvida, the Sub-Manager or Licensor would be entitled to terminate any such agreement as of the date hereof. The General Partner will not take or omit to take, or cause the Partnership or Arvida to take, or omit to take, any action constituting a material breach of the Sub-Management Agreement by Arvida or a material breach of the Management and Supervisory Agreement or License Agreement by the Partnership or Arvida. The obligations of the General Partner under this Section 8(c) shall terminate on the Section 8 Termination Date.

     9. Standstill.

     (a) Raleigh Standstill.

     (i) During the period commencing on the date hereof and either (x) ending on the earliest of (such earliest date, the "Standstill Termination Date") (A) the GP Assets Closing, the GP Assets Call Closing Date or the closing date of a Permitted Transaction, (B) the termination of this Agreement by Raleigh pursuant to Section 13(a)(iii) hereof, (C) the later of (I) the date that Raleigh notifies the General Partner in writing that Raleigh, notwithstanding having made the Purchase Election, has determined to terminate the Offer on account of a failure of one or more of the conditions set forth in Section 4(a) to be satisfied, or (II) in the event such termination of the Offer constitutes an Offer Default pursuant to Section 6(a), 120 days after the occurrence of such Offer Default, provided, in the case of an Offer Default, that the Raleigh
Interests Call has not been timely exercised prior to such Standstill Termination Date or, if so exercised, the closing of the assignment of the Raleigh Interests and any Resolved Interests has not occurred in accordance with
Section 6 hereof for any reason other than a breach by Raleigh of its obligations pursuant to said Section, (D) if, in accordance with Section 4(f), Raleigh does not commence the Offer, then 120 days after Raleigh delivers notice that it has exercised its rights under Section 4(f), provided, that the Raleigh Interests Call has not been timely exercised prior to such Standstill Termination Date or, if so exercised, the closing of the assignment of the Raleigh Interests has not occurred in accordance with Section 6 hereof for any reason other than a breach by Raleigh of its obligations under this Agreement,
(E) 120 days after the date designated in Section 3(a) hereof as the Raleigh Interests Closing Date, if the Purchaser elects not to consummate the Raleigh Interests Closing on account of a failure in one or more of the conditions set forth in Section 3(a) (other than the condition set forth in clause (v) or (vi) of Section 3(a)) to be satisfied or waived, (F) an Injunction Termination occurs, or (G) 120 days after the occurrence of a Purchaser Default, provided that a Purchaser Triggered GP Assets Call has not been timely exercised or, if so exercised, the closing of the assignment of the GP Assets to Raleigh pursuant to Section 7 hereof has not occurred for any reason other than a breach by Raleigh of its obligations under this Agreement, or (y) if none of the events described in clause (x) occurs, then continuing indefinitely (such period herein the "Standstill Period"), neither Raleigh, nor any person or entity controlling, controlled by or under common control with Raleigh (the "Standstill Persons"), may, with regard to any matter, either directly or indirectly, (1) request a meeting of Interestholders, (2) solicit proxies or consents, (3) participate in a solicitation of proxies or consents or a request for a meeting of Interestholders or (4) work in concert with, encourage, facilitate, support or assist in any manner a third party in such third party's solicitation of proxies or consents or request for a meeting of Interestholders; except that any
Standstill Person may solicit proxies or consents (A) as contemplated by Sections 4(d) or 15 of this Agreement, (B) in support of solicitations made by the General Partner after the date hereof or (C) in the case where another person has initiated a proxy or consent solicitation at a time while the Offer is outstanding which if successful would materially and adversely affect the consummation of the Offer Closing or the GP Assets Closing, Raleigh may, but shall have no obligation to, solicit proxies or consents for the purpose of defeating such solicitation. For purposes of this Agreement, "solicit," "solicitation" and "proxies" shall have the meaning given to such terms under Regulation 14A under the Securities Exchange Act.

     (ii) Except as expressly permitted by this Agreement, during the Standstill Period no Standstill Person may initiate, propose, encourage or otherwise solicit or participate in any form of business combination or similar transaction involving the Partnership, including a merger, consolidation, exchange offer, tender offer, or sale or liquidation of the Partnership's assets, or any form of restructuring, recapitalization or similar transaction with respect to the Partnership (each a "Business Combination"), without the prior approval of the General Partner. If the General Partner approves a Business Combination or recommends a Business Combination to Interestholders, Standstill Persons may participate therein on terms no less advantageous than those offered to any other Interestholder of the Partnership, in its capacity as an Interestholder. Notwithstanding the provisions of Section 9(a)(i) or (ii) hereof, any Standstill Person may: (A) bid for, offer to purchase or purchase any property or properties of the Partnership which the Partnership has publicly announced an intention to sell or liquidate or with respect to which the Partnership has retained a broker to facilitate the sale or liquidation thereof; and (B) subject to clause (iii) of this Section 9(a), vote any Interests owned by such Standstill Person in any manner such Standstill Person deems appropriate in connection with any matter put to a vote of Interestholders, or consent to any proposal for which Interestholder consents are solicited, by the General Partner or any unrelated third party, and may grant a proxy to the General Partner or any unrelated third party soliciting proxies with respect to any Interests owned by such Standstill Person.

     (iii) No Standstill Person may deposit any Interests in a voting trust or subject any Interests to any arrangement or agreement with respect to the voting of such Interests inconsistent with the terms of this Agreement or become or participate as a member of a "group" that includes any third party and that constitutes a "beneficial owner" of any Interests (with such quoted terms having the meanings ascribed to them in Section 13(d) of the Securities Exchange Act and the rules and regulations thereunder) other than a voting arrangement or agreement solely among, or a group consisting solely of, Raleigh and its affiliates.

     (b) General Partner Standstill.

     (i) In the event Raleigh acquires the GP Assets pursuant to a GP Assets Closing, a GP Assets Call Exercise or a Permitted Transaction (collectively, a "GP Standstill Event"), neither the General Partner, nor any person or entity controlling, controlled by or under common control with General Partner (the "GP Persons"), may, with regard to any matter, either directly or indirectly, (1)
request a meeting of Interestholders, (2) solicit proxies or consents, (3) participate in a solicitation of proxies or consents or a request for a meeting of Interestholders, or (4) work in concert with, encourage, facilitate, support or assist in any manner a third party in such third party's solicitation of proxies or consents or request for a meeting of Interestholders.

     (ii) Except as expressly permitted by this Agreement, following a GP Standstill Event, no GP Person may initiate, propose, encourage or otherwise solicit or participate in any form of Business Combination involving the Partnership, without the prior approval of Raleigh or the successor general partner. If Raleigh or the successor general partner approves a Business Combination or recommends a Business Combination to Interestholders, GP Persons may participate therein on terms no less advantageous than those offered to any other Interestholder of the Partnership, in its capacity as an Interestholder. Notwithstanding the provisions of Section 9(b)(i) or (ii) hereof, any GP Person may: (A) bid for, offer to purchase or purchase any property or properties of the Partnership which the Partnership has publicly announced an intention to sell or liquidate or with respect to which the Partnership has retained a broker to facilitate the sale of liquidation thereof; and (B) subject to clause (iii) of this Section 9(b), vote any Interests owned by such GP Person in any manner such GP Person deems appropriate in connection with any matter put to a vote of Interestholders, or consent to any proposal for which Interestholder consents are solicited, by the general partner or any unrelated third party, and may grant a proxy to the general partner or any unrelated third party soliciting proxies with respect to any Interests owned by such GP Person.

     (iii) No GP Person may deposit any Interests in a voting trust or subject any Interests to any arrangement or agreement with respect to the voting of such Interests inconsistent with the terms of this Agreement or become or participate as a member of a "group" that includes any third party and that constitutes a "beneficial owner" of any Interests (with such quoted terms having the meanings ascribed to them in Section 13(d) of the Securities Exchange Act and the rules and regulations thereunder) other than a voting arrangement or agreement solely among, or a group consisting solely of, the General Partner and its affiliates.

     10. Raleigh Representations. Raleigh represents and warrants to Purchaser, the Partnership and the General Partner that the statements contained in this
Section 10 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Raleigh Interests Closing or upon the date on which the Raleigh Interests Call is exercised as though then made:

     (a) Raleigh is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify and the failure to so qualify would have a material adverse effect on Raleigh's business, operations or financial condition. Raleigh possesses all requisite power and authority and all material licenses, permits and authorizations necessary to carry out the transactions contemplated by this Agreement.

     (b) This Agreement has been duly executed and delivered by Raleigh and constitutes the legal, valid and binding obligation of Raleigh, enforceable against Raleigh in accordance with its terms, and the Indemnification and Release Agreement, the Release Agreement and/or the Purchaser Release Agreement, to the extent required to be executed and delivered by Raleigh hereunder (the "Raleigh Ancillary Documents"), will upon such execution and delivery constitute the legal, valid and binding obligations of Raleigh enforceable against Raleigh in accordance with their respective terms. The execution, delivery and performance by Raleigh of this Agreement and the consummation by Raleigh and the Associate Limited Partner Assignees of the transactions contemplated hereby and thereby will not (i) subject to complying with the terms of the Partnership Agreement, violate any provision of any law, rule, regulation, agreement, document or instrument to which Raleigh or any of the Associate Limited Partner Assignees is subject or (ii) conflict or violate any order, judgment, injunction, award or decree applicable to Raleigh or any of the Associate Limited Partner Assignee. Except for materials required to be filed with the Commission pursuant to the Securities Exchange Act and any filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"), the execution, delivery and performance by Raleigh of this Agreement and the consummation by Raleigh and the Associate Limited Partner Assignees of the transactions contemplated hereby does not require any consent of or any filing with any court or administrative or governmental body or agency or any third party, except that the sale of the Raleigh Interests and the Resolved Interests hereunder by Raleigh would require the consent of ING (U.S.) Capital Corporation ("ING") or the repayment by Raleigh of its outstanding indebtedness to ING pursuant to that certain Term Loan Agreement dated May 15, 1998, (the "ING Term Loan Agreement") which consent shall be obtained as of the Raleigh Interests Closing Date or the Raleigh Interest Call Closing Date, as the case may be. To the actual knowledge of Raleigh, (i) no material breach or default by Raleigh or any of its affiliates under the ING Term Loan Agreement or under any related pledge or security agreement has occurred and is continuing and (ii) no request has been made by or on behalf of Raleigh or ING or any of their respective affiliates to register a lien in favor of ING or any of its affiliates on any of the transfer records of the Partnership with respect to the Raleigh Interests or the Disputed Interests.

     (c) Raleigh owns of record and beneficially all of the Raleigh Interests (and if any Resolved Interest are transferred to Raleigh subsequent to the date hereof, will, upon the effective date of such transfer, own of record and beneficially such Resolved Interests, free and clear of any claims, liens, encumbrances, security interests, options, charges or restrictions whatsoever ("Liens") (other than the Lien of ING (U.S.) Capital Corporation and as set forth in the Partnership Agreement), and has all requisite legal right, power and authority to transfer such Raleigh Interests (and Resolved Interests) to Purchaser. Upon transfer of the Raleigh Interests (and any such Resolved Interests) to Purchaser at the Raleigh Interests Closing or upon exercise of the Raleigh Interests Call and receipt by Raleigh of the consideration therefor, Purchaser will acquire the Raleigh Interests (and any such Resolved Interests) free and clear of any Liens (other than Liens created or arising out of actions taken by the Purchaser and other than as set forth in the Partnership Agreement).

     (d) Raleigh and the Associate Limited Partner Assignee and their respective partners, officers and directors have such knowledge and experience in financial and business matters that Raleigh is capable of evaluating the merits and risks of the exercise of the Sale Election or the Purchase Election. In entering into this Agreement, Raleigh has relied solely upon its own investigation and analysis, its knowledge of the industry in which the Partnership conducts its business and the representations and warranties of Purchaser and the General Partner expressly set forth in this Agreement, and not upon any other representations, warranties or statements of any kind. Raleigh and each of the Associate Limited Partner Assignees is an "accredited investor" within the meaning given to the term under SEC Regulation D.

     As a condition to exercising the Purchase Election, the Sale Election or the GP Assets Call, Raleigh shall deliver at the time of exercise of such Election or Call and at the Closing thereunder to the General Partner and the Partnership an Officer's Certificate certifying that (i) all of the foregoing representations and warranties are true and correct as of such time, (ii) Raleigh has received information with respect to all matters that Raleigh considers material to Raleigh's decision to exercise the Sale Election, the Purchase Election or GP Assets Call, and (iii) Raleigh, the Associate Limited Partner Assignees, their attorneys and/or any accountants and other persons Raleigh has retained to advise it with respect to the exercise of the Sale Election, the Purchase Election or the GP Assets Call have had ample opportunity to ask questions of and receive answers from a person acting on behalf of the Partnership concerning the transactions contemplated by this Agreement.

     11. Purchaser Representations. Purchaser represents and warrants to Raleigh and the General Partner that the statements contained in this Section 11 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Raleigh Interests Closing or upon the date the Raleigh Interests Call is exercised as though then made:

     (a) Purchaser is a corporation organized, validly existing and in good standing under the laws of Florida. Purchaser possesses all requisite power and authority to carry out the transactions contemplated by this Agreement.

     (b) This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, and the Purchaser Release Agreement, to the extent required to be executed and delivered by the Purchaser hereunder, will upon such execution and delivery constitute the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms. The execution, delivery and performance by Purchaser of this Agreement and the Purchaser Release Agreement and the consummation by Purchaser of the transactions contemplated hereby and thereby will not (i) violate any provision of any law, rule, regulation, agreement, document or instrument to which the Purchaser is subject or (ii) conflict or violate any order, judgment, injunction, award or decree applicable to Purchaser.

     (c) The Purchaser has received information with respect to all matters that the Purchaser considers material to its decision to enter into this Agreement and to purchase the Raleigh Interests in the event that Raleigh makes a Sale Election or the Purchaser exercises the Raleigh Interests Call, and acknowledges that the Purchaser, its attorneys and/or any accountants and other persons the Purchaser has retained to advise it with respect to the transactions contemplated by this Agreement (including the purchase of the Raleigh Interests and any Resolved Interests) have had ample opportunity to ask questions of and receive answers from persons acting on behalf of the Partnership concerning the Raleigh Interests and any Resolved Interests and the transactions contemplated hereby.

     (d) The officers, directors and partners of the Purchaser have such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of the purchase of the Raleigh Interests and any Resolved Interests pursuant to this Agreement. In entering into this Agreement, the Purchase has relied solely upon its own investigation and analysis, its knowledge of the industry in which the Partnership conducts its business and the representations and warranties of Raleigh and the General Partner expressly set forth in this Agreement, and not upon any other representations, warranties or statements of any kind. The Purchaser is acquiring the Raleigh Interests and any Resolved Interests for investment purposes only and not with a view to the distribution thereof.

     (e) Purchaser hereby represents and warrants that St. Joe/Arvida Company, L.P., a Delaware limited partnership ("St. Joe/Arvida"), shall not permit or consent to any amendment of the Sub-Management Agreement or License Agreement that would have the effect of terminating either such agreement or releasing Sub-Manager/Licensor from any of its material obligations thereunder prior to the date on which such party would be entitled to terminate either such agreement as of the date hereof.

     12. General Partner Representations. The General Partner represents and warrants to Raleigh that the statements contained in this Section 12 (and to the Purchaser that the statements contained in Sections 12(a) and 12(b)) are correct and complete as of the date of this Agreement and shall be correct and complete as of the GP Assets Closing, the GP Asset Call Effective Date or the closing date of a Permitted Transaction, as the case may be, (or, in the case of the Purchaser, as of the Raleigh Interests Closing or the Raleigh Interests Call Effective Date, as the case may be) as though then made:

     (a) The General Partner is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify. The General Partner possesses all requisite power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement.

     (b) This Agreement has been duly executed and delivered by the General Partner and constitutes the legal, valid and binding obligation of the General Partner, enforceable against the General Partner in accordance with its terms, and the Indemnification and Release Agreement or the Release Agreement, to the extent required to be executed and delivered by the General Partner (the "General Partner Ancillary Document"), will upon such execution and delivery constitute the legal, valid and binding obligation of the General Partner enforceable against the General Partner in accordance with its terms. Except as set forth on Schedule 1, the execution, delivery and performance by the General Partner of this Agreement and the General Partner Ancillary Document and the consummation by the General Partner of the transactions contemplated hereby and thereby will not (i) subject to complying with the terms of the Partnership Agreement, violate any provision of any law, rule, regulation, agreement, document or instrument to which the General Partner is subject, (ii) conflict or violate any order, judgment, injunction, award or decree applicable to the General Partner. Except as set forth on Schedule 1 and except for materials required to be filed with the Commission pursuant to the Securities Exchange Act and any filing under HSR, the execution, delivery and performance by the General Partner of this Agreement and the consummation by the General Partner and the associate limited partners of the transactions contemplated hereby do not require any filing with any court or administrative or governmental body or agency or the consent of any third party, other than the consent of the partners of A/J L.P. as described in Section 5(b) hereof.

     (c) The General Partner owns of record and beneficially the Net Worth Note, the general partner interest in Arvida/JMB and the general partner interest in the Partnership, and each associate limited partner owns of record and beneficially its associate limited partnership interest in the Partnership, in each case, free and clear of all Liens, other than as set forth in the Partnership Agreement, and, subject to the terms of the Partnership Agreement, each has the requisite legal right, power and authority to transfer such GP Assets to Raleigh or its respective Associate Limited Partner Assignees. Upon transfer of the GP Assets to Raleigh and such respective Associate Limited Partner Assignees and receipt by the General Partner and the associate limited partners of the consideration therefor, Raleigh and such Associate Limited Partner Assignees will acquire their respective GP Assets free and clear of any Liens (other than Liens created or arising out of actions taken by Raleigh or any such Associated Limited Partner Assignees, and other than as set forth in the Partnership Agreement).

     (d) The sole assets of the General Partner as of the date hereof consist of its general partner interest in the Partnership, a 0.1% interest in Arvida/JMB, the Net Worth Note and other assets which in the aggregate are immaterial to the business of the General Partner taken as a whole. As of the date hereof, the General Partner is the sole general partner of the Partnership.

     (e) The balances of the General Partner's Capital Account (as defined in the Partnership Agreement) and A/J's Capital Account in the Partnership as of December 31, 1997 were $531,569 and $0.00, respectively, and as of December 31, 1998 will be not less than $531,569 and $0.00, respectively.

     (f) The aggregate amount distributed to Interestholders through the date hereof is $293,218,306 or $725.79 per Interest.

     (g) The General Partner represents and warrants that: (i) except in the event of a material breach by one of the parties thereto of its obligations thereunder, the Sub-Management, Advisory and Supervisory Agreement (the "Sub-Management Agreement") dated as of November 12, 1997, by and between Arvida Company, an Illinois corporation ("Arvida"), and St. Joe/Arvida ("Sub-Manager"), provides that it continues in effect until the Management, Advisory and Supervisory Agreement (the "Management and Supervisory Agreement"), dated as of September 10, 1987, by and between the Partnership and Arvida has terminated;
(ii) except in the event of a material breach by the Partnership of its obligations thereunder, the Management and Supervisory Agreement is subject to termination by Arvida only upon sixty days prior notice to the Partnership, which notice may be given only in the event that, and on or after the date on which, an affiliate of JMB Realty Corporation, a Delaware corporation, ceases to be a general partner of the Partnership and (iii) to its actual knowledge, no material breach or default by the Partnership of its obligations under the Management and Supervisory Agreement or by Arvida of its obligations under the Sub-Management Agreement has occurred and is continuing.

     13. Termination. (a) Anything to the contrary herein notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Raleigh Interests Closing or the Closing of the Offer:

     (i) by mutual written consent of the parties hereto;

     (ii) by the General Partner or the Purchaser, if Raleigh has committed a material breach of its representations, warranties, covenants or agreements and has failed to cure such breach within 5 days after receipt of written notice of such breach from the General Partner or if the Purchaser elects not to purchase the Raleigh Interests as a result of the failure of one or more of the conditions set forth in Section 3(a) to be satisfied or waived; or

     (iii) by Raleigh, if the General Partner or Purchaser has committed a material breach of its representations, warranties, covenants or agreements and has failed to cure such breach within 5 days after receipt of written notice of such breach from Raleigh or if Raleigh elects not to purchase Interests pursuant to the Offer as a result of the failure of any one or more of the conditions set forth in Section 4(a) to be satisfied or waived.

     (b) If this Agreement is terminated and the transactions contemplated hereby are abandoned, this Agreement shall become void and of no further force or effect, except for the provisions of Sections 6, 7, 8, 9, 13, 14, 16 through 19 and 21 through 26 and except for the Confidentiality Agreement, which shall remain in full force and effect. Nothing in this Section 13 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement (with respect to which any and all claims shall survive) or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

     14. Mutual Release; Indemnity.

     In connection with the Raleigh Interests Closing or the Raleigh Interests Call Exercise, on the one hand, or the GP Assets Closing, the GP Assets Call Exercise or the closing of a Permitted Transaction, on the other hand, it is the desire of the parties to resolve any and all claims or disputes among them with respect to all matters relating to the Partnership, including without limitation any and all claims with respect to their interests as general and/or limited partners (or as holders of assignee interests therein) and with respect to their prior conduct (herein collectively "claims"). Accordingly, the parties in connection with, and as a further condition to the consummation of any such Closing or Call Exercise, shall execute and deliver, in the case of the Raleigh Interests Closing or the Raleigh Interests Call Exercise, a Release Agreement in the form of Exhibit E hereto, and in the case of the GP Assets Closing, the GP Assets Call Closing or the closing of a Permitted Transaction, an Indemnification and Release Agreement in the form of Exhibit F hereto. In the case of the GP Assets Closing, the GP Assets Call Closing or the closing of a Permitted Transaction, (a) the General Partner shall also cause JMB to execute and deliver the Indemnification and Release Agreement and shall cause Judd Malkin and Neil Bluhm (the "JMB Principals") to execute and deliver a letter agreement in the form of Exhibit B to the Indemnification and Release Agreement and (b) Raleigh shall cause Carl C. Icahn (the "Raleigh Principal") to execute and deliver a letter agreement in the form of Exhibit A to the Indemnification and Release Agreement.

     15. Injunction of GP Assets Closing. Anything herein to the contrary notwithstanding, in the event (i) that Raleigh and the General Partner are unable to consummate the GP Assets Closing following a Purchase Election or a Purchaser or General Partner Triggered GP Assets Call as a result of the issuance of an injunction or other order by any federal or state court, government or governmental authority or agency which by its terms prohibits consummation of the GP Assets Closing or (ii) an injunction or other order has been issued by any federal or state court, government or governmental authority or agency which provides that the Partnership would dissolve upon consummation of the GP Assets Closing (an "Injunction"):

     (a) If Raleigh has made a Purchase Election and the Offer is outstanding at the time an Injunction is issued, Raleigh, subject to its obligations under
Section 15(c), may (i) extend the Offer, on one or more occasions, through the last day of the Cooperation Period (as hereinafter defined); and (ii) (A) at any time during the Cooperation Period terminate the Offer without purchasing any Interests tendered pursuant thereto pursuant to an Injunction Termination as contemplated by Section 6(a) hereof or (B) purchase all Interests validly tendered (and not withdrawn) pursuant to the Offer in accordance with the terms of the Offer and this Agreement. The period commencing on the date an Injunction is first issued (the "Issuance Date") and ending on the earliest to occur of (x) an Injunction Termination, (y) the date on which such Injunction is vacated, dissolved or overturned on appeal pursuant to a non-appealable order of a court of competent jurisdiction and (z) the six-month anniversary of the Issuance Date is hereinafter referred to as the "Cooperation Period."

     (b) The provisions of this  paragraph  (b), and of paragraphs  (c), (d) and
(e) of this Section 15, shall apply whether or not the Offer is outstanding at the time an Injunction is issued. In the event that any third party initiates an action in any federal or state court or before any government or governmental authority or agency seeking the issuance of an Injunction, Raleigh and the General Partner shall cooperate in connection with responding to, and shall jointly resist, the efforts of such third party, and if an Injunction is issued, shall through the expiration of the Cooperation Period cooperate and use reasonable efforts to cause such Injunction to be vacated, dissolved or overturned on appeal. After the expiration of the Cooperation Period, the General Partner shall continue such cooperation as long as Raleigh desires to continue such efforts and continues to believe, in its reasonable judgment after consultation with counsel, that there is a reasonable likelihood of successfully resisting the issuance of, or vacating, dissolving or overturning such
Injunction on appeal, provided that (i) Raleigh has closed the Offer and purchased all Interests validly tendered (and not withdrawn) pursuant to the Offer in accordance with the terms of the Offer and this Agreement or (ii) Raleigh is seeking to acquire the GP Assets pursuant to Section 7 hereto pursuant to a Purchaser Triggered GP Asset Call. Raleigh and the General Partner shall each bear 50% of the reasonable costs and expenses incurred by each of them during the Cooperation Period (including the reasonable fees and expenses of their respective counsel) pursuant to this paragraph (b). Costs and expenses incurred by each of Raleigh and the General Partner after the Cooperation Period shall be for its own account.

     (c) If an Injunction, by its terms, is to remain in effect unless and until Interestholder consent has been obtained, then, during the Cooperation Period:
(i) Raleigh will vote all of the Raleigh Interests and, if applicable, all Interests acquired by it in the Offer in favor of a proposal made to
Interestholders to transfer the GP Assets to Raleigh in accordance with the terms of this Agreement (a "Transfer Proposal"); (ii) if Raleigh does not then own a sufficient number of Interests to cause such Transfer Proposal to be adopted without the solicitation of consents from other Interestholders, Raleigh will use reasonable efforts to solicit the requisite Interestholder consents as promptly as practicable following the issuance of the Injunction, such solicitation to be conducted in all material respects in compliance with the Securities Exchange Act and other applicable law; (iii) if no Interestholder consent solicitation is required, because Raleigh owns a sufficient percentage of the Interests to approve the Transfer Proposal without obtaining the consent of other Interestholders, Raleigh will prepare and disseminate to Interestholders any information statement or other disclosure materials required under the Securities Exchange Act or other applicable law in connection with the adoption of the Transfer Proposal; (iv) the General Partner will use reasonable efforts to cooperate with Raleigh in connection with any such solicitation pursuant to clause (ii) or dissemination pursuant to clause (iii) above. Raleigh and the General Partner will each bear 50% of the reasonable costs and expenses incurred by Raleigh, including without limitation the reasonable fees and expenses of Raleigh's counsel, relating to any solicitation of Interestholder consents pursuant to clause (ii) above or any dissemination of any information statement or other disclosure materials pursuant to clause (iii) above.

     (d) If Raleigh, prior to the expiration of the Cooperation Period, successfully causes such Injunction to be vacated, dissolved or overturned on appeal or, if applicable, obtains the requisite Interestholder consent, the GP Assets Closing will, subject to satisfaction of the requirements of Sections 5 (other than the first sentence of Section 5(a)) and 14, take place on the fifth business day following the later to occur of: (A) the receipt of such consent or
(B) the earliest day on which such Closing is permitted to take place under the terms of the Injunction or applicable law.

     (e) If Raleigh has closed the Offer and purchased all Interests validly tendered (and not withdrawn) pursuant to the Offer in accordance with the terms of the Offer and the Agreement, or Raleigh is seeking to acquire the GP Assets pursuant to Section 7 hereof pursuant to a Purchaser Triggered GP Assets Call but, as of the expiration of the Cooperation Period, has not successfully caused such Injunction to be vacated, dissolved or overturned on appeal, or, if applicable, obtained the consent of a sufficient number of Interestholders to consummate the GP Assets Closing or GP Asset Call Exercise in satisfaction of the requirements of such Injunction, it may, in its sole discretion and at its sole cost and expense, continue to pursue any appropriate litigation to the extent permitted pursuant to paragraph (b) above as well as, if applicable, any subsequent consent solicitations it wishes in order to obtain the necessary consent to acquire the GP Assets in a transaction that is a Permitted
Transaction (as hereinafter defined). The General Partner will continue to cooperate with Raleigh in connection with any efforts of Raleigh in accordance with the immediately preceding sentence. If Raleigh is successful in causing such Injunction to be vacated, dissolved or overturned on appeal or, if applicable, in obtaining any such requisite consents, Raleigh may, at any time within 90 days thereafter, elect to either (x) purchase the GP Assets in a Permitted Transaction or (y) not purchase the GP Assets. In the event Raleigh elects to purchase such GP Assets, the General Partner shall be obligated to sell, and to cause A/J (and, if applicable, A/J L.P.) to sell, such GP Assets as provided herein. A "Permitted Transaction" is any acquisition of the GP Assets by Raleigh in which the purchase price for such assets is paid in cash at the closing of such acquisition and is equal to the GP Assets Purchase Price plus the assignment of 100% of the Raleigh Net Worth Note, which shall be delivered at such Closing; provided, however, that in the event the Permitted Transaction occurs following a Purchaser or GP Triggered Assets Call exercised by Raleigh and the purchase price of the GP Assets pursuant to such Call, as determined in accordance with Section 7 hereof, would have been 80% (rather than 100%) of the GP Assets Purchase Price (other than the Raleigh Net Worth Note), then the price payable by Raleigh in such Permitted Transaction will be the product obtained by multiplying the price determined in accordance with the foregoing formula by 80% (other than the Raleigh Net Worth Note, which shall be for 100% of its face amount). The closing of any such Permitted Transaction shall be substantially in accordance with, and subject to, Section 5 (other than the first sentence of Section 5(a) hereof) and Section 14 hereof.

     16. Guaranty of Raleigh Obligations. In order to induce the General Partner and the Purchaser to enter into this Agreement, AREP hereby guarantees the performance by Raleigh (including any assignee of Raleigh) of its obligations under this Agreement; provided, however, that in any action or proceeding against AREP to enforce such guaranty, AREP shall have available to it any defenses which would have been available to Raleigh or such assignee under this Agreement. AREP represents and warrants to the Purchaser and the General Partner that it has the power and authority to enter into this Agreement, and that this Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of it enforceable in accordance with its terms.

     17. Notices. Any notice provided for in this Agreement shall be in writing and shall either be personally delivered, or sent by facsimile and deposited with a reputable overnight courier for next day deliver on the same date on which the facsimile is sent, to the recipient at the addresses indicated below:

         To Raleigh:

                                    c/o Icahn Associates Corp.
                                    767 Fifth Avenue, 47th Floor
                                    New York, New York 10153
                                    Attn: Martin L. Hirsch
                                    Facsimile:  (212) 750-5841

                           with a copy to:

                                    Gordon Altman Butowsky Weitzen Shalov & Wein
                                    114 West 47th Street
                                    New York, New York 10036
                                    Attn: Marc Weitzen, Esq.
                                    Facsimile:  (212) 626-0799

         To the General Partner:

                                    Arvida/JMB Managers, Inc.
                                    c/o JMB Realty Corporation
                                    900 North Michigan Avenue
                                    Chicago, IL 60601
                                    Attn: Gary Nickele
                                    Facsimile: (312) 915-1023

                           with a copy to:

                                    Kirkland & Ellis
                                    200 East Randolph
                                    Chicago, IL  60601
                                    Attn:  Michael H. Kerr, P.C.
                                    Facsimile:  312-861-2200

                           To Purchaser:

                                    The St. Joe Company
                                    400 du Pont Center
                                    1650 Prudential Drive
                                    Jacksonville, Florida 32207
                                    Attn:  Robert M. Rhodes
                                    Facsimile:  904-858-5296

     18. Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Illinois without giving effect to principles of conflict of law thereof; provided, however that matters governed by the Partnership Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware.

     19. Entire Agreement. This Agreement, including any documents, instruments, writings and certificates delivered pursuant to this Agreement, and the Confidentiality Agreement by and between Raleigh and the Partnership contain all of the terms, conditions, representations and warranties agreed upon by the parties relating to the subject matter of this Agreement and supersedes all other prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

     20. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which, together, shall constitute one and the same agreement.

     21. Expenses. Each party hereto shall pay its own expenses incurred in connection with the negotiation, preparation and execution of this Agreement. If any action is commenced to enforce the terms of this Agreement, the party that does not prevail in such action shall reimburse the prevailing party for the reasonable fees and expenses (including attorneys' fees and expenses) incurred by such prevailing party in connection with the portions of such action on which such party prevailed.

     22. Amendments. This Agreement may not be modified, amended, altered or supplemented except by a written agreement signed by the Purchaser, Raleigh and the General Partner; provided, however, that any modification, amendment, alteration or supplement to this Agreement (each, an "Amendment") made subsequent to the Offer Closing may be made by a written agreement signed solely by Raleigh and the General Partner, unless such Amendment expressly modifies, in a manner adverse to the Purchase, any right or obligation of the Purchaser hereunder. If any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, unenforceable or against public policy, the remainder of terms shall in no way be affected, impaired or invalidated.

     23. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the successors to, and permitted assigns of, the parties hereto, provided that the Partnership shall be a third party beneficiary of, and shall be entitled to enforce, the provisions of Sections 4 and 9 of this Agreement. This Agreement shall not be assignable by any of the parties hereto without prior written consent of the other parties; provided, however, that, in the event Raleigh makes the Purchase Election and/or exercises the GP Assets Call, Raleigh may assign to one or more of its affiliates its rights and obligations under this Agreement with respect to the making and conduct of the Offer and the purchase of the GP Assets, subject to AREP remaining obligated pursuant to Section 16 hereof in the event of a failure by the assignee to perform; provided, further, that if the proposed assignee is other than a newly-formed entity, organized for the purpose of making the Offer or purchasing the GP Assets, as the case may be, then such assignment shall be subject to the prior consent of the General Partner, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that, in the event Raleigh makes the Sale Election or the Purchaser exercises the Raleigh Interests Call, Purchaser may assign to one or more of its affiliates its rights and obligations under this Agreement with respect to the purchase of the Raleigh Interests and any Resolved Interests (and any Subsequently Resolved Interests), subject to the Purchaser remaining obligated to perform in the event of a failure by the assignee to perform.

     24. Injunctive Relief. The parties hereto acknowledge and agree that each party would be irreparably damaged in the event any of the provisions of this Agreement are not performed by the other parties hereto in accordance with their specific terms or are otherwise breached and that the remedies at law for any such breach are inadequate and the non-breaching party would suffer direct and continuing injury as a result of such breach. Accordingly, it is agreed that the parties hereto shall be entitled, without necessity of furnishing a bond, to injunctive relief (including a temporary restraining order or a preliminary injunction) to prevent breaches of any provision of this Agreement and to specifically enforce any provision in an action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to, and not in limitation of, any other remedy to which the parties may be entitled, at law or in equity.

     25. Survival. All representations and warranties shall survive any Closing or Call Exercise hereunder.

     26. Exchange of Notes. On the fifth business day following the GP Assets Closing Date, the GP Assets Call Exercise or the closing of a Permitted Transaction, Raleigh and the General Partner shall exchange the Net Worth Note for the Raleigh Net Worth Note, without further consideration payable by either party to the other. Except as provided in the preceding sentence, (i) Raleigh may not assign, transfer or negotiate the Net Worth Note and (ii) the General Partner may not assign, transfer or negotiate the Raleigh Net Worth Note. All principal and interest payable with respect to each note as of the date of exchange shall be payable to the assignee of such note. * * * *


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


     RALEIGH CAPITAL ASSOCIATES L.P.

     By:  Zephyr Partners
     Its:  General Partner

         By:  GP Aeolus, Inc.
         Its:  General Partner

                  By: /s/ Robert J. Mitchell
                  Its: Vice President

         By:  AREHGP, Inc.
         Its:  General Partner

                  By: /s/ John Saldarelli
                  Its: President


     THE ST. JOE COMPANY

     By:  /s/ Michael M. Regan
     Its:  Vice President


     ARVIDA/JMB MANAGERS, Inc.

     By:  /s/ Stephen R. Lovelette
     Its:  Vice President


     As to Section 16 and Sections 18 through 24 only:


     AMERICAN REAL ESTATE PARTNERS, L.P.

     By: American Property Investors, Inc.
     Its: General Partner

         By:  /s/ John Saldarelli
         Its:  Vice President




                                    EXHIBIT A

     The GP Assets Purchase Price shall be an amount equal to the sum of (i) the present value of the projected cash distributions of the Partnership to be made with respect to the GP Assets pursuant to the Partnership's Amended and Restated Agreement of Limited Partnership (as amended to date, the "Partnership Agreement") and that certain Stipulation of Settlement in Carlstrom et al. v. Arvida/JMB Managers, Inc. et al. dated April 1, 1997 (the "Stipulation"), and
(ii) the present value of the projected cash distributions of Arvida/JMB to be made with respect to the GP Assets pursuant to Arvida/JMB's Fourth Amended and Restated Agreement of Partnership (as amended to date), determined as follows:

                  (A)(1) the projected gross amount of each of the Partnership's distributions (each such distribution hereinafter referred to as a "Partnership Distribution"), and the timing of such distributions, shall be as determined in connection with the Lehman Estimated Liquidation Value; (2) the gross amount of each Partnership Distribution distributable with respect to the GP Assets (each such amount hereinafter referred to as a "GP Partnership Distribution") shall be determined in accordance with the Partnership Agreement and the Stipulation; (3) each GP Partnership Distribution shall be discounted at an annual rate, compounded daily, of 15% (the "Applicable Rate") from its estimated date of distribution (as determined in connection with the Lehman Estimated Liquidation Value) to August 31, 1998 to determine the present values of such GP Partnership Distributions as of such date (the "GP Partnership Distribution Present Values"); (4) the GP Partnership Distribution Present Values shall be added together; and (5) the sum of the GP Partnership Distribution Present Values determined under the immediately preceding clause (A)(4) above shall be increased at the Applicable Rate from August 31, 1998 through the date of closing (the "Closing") of the sale of the GP Assets (i.e., the GP Assets Closing, the GP Assets Call Closing Date or the closing of a Permitted Transaction, as the case may be); and

                  (B)(1) the projected gross amount of each of Arvida/JMB's distributions after August 31, 1998 (each such distribution hereinafter referred to as an "Arvida/JMB Distribution"), and the timing of such distributions, shall be estimated by the General Partner; (2) each Arvida/JMB Distribution shall be multiplied by 0.1% to determine the gross amount of such Arvida/JMB Distribution distributable with respect to the GP Assets (each such amount hereinafter referred to as a "GP Arvida/JMB Distribution"); (3) each GP Arvida/JMB Distribution shall be discounted at the Applicable Rate from its estimated date of distribution to August 31, 1998 to determine the present values of such GP Arvida/JMB Distributions as of such date (the "GP Arvida/JMB Distribution Present Values"); (4) the GP Arvida/JMB Distribution Present Values shall be added together; and (5) the sum of GP Arvida/JMB Distribution Present Values determined under clause (B)(4) above shall be increased at the Applicable Rate from August 31, 1998 through the date of Closing provided that, in no event may the amount determined under this clause (B)(5) exceed $300,000.

         The GP Assets Purchase Price shall be the sum of the amounts determined in clauses (A)(5) and (B)(5) above. In the event that any distributions (the "Subject Distributions") are received by the General Partner and the associates limited partners subsequent to the date of the September 1998 Distribution, the GP Assets Purchase Price shall be reduced by the amount of each Subject Distribution, increased at the Applicable Rate from the date such Subject Distribution is distributed through the date of Closing.

         Capitalized terms used, but not defined in this Exhibit A have the meanings ascribed to such terms in the Raleigh Buy/Sell Agreement (to which this is Exhibit A).